Exhibit 10.1

Services and Investment Management Agreement

This Services and Investment Management Agreement (this “Agreement”), dated as of July 16, 2021 (the “Effective Date”), is among ROX Financial LP, a Delaware series limited partnership, on behalf of itself, each series of limited partner interests that is outstanding from time to time (each, a “Series”) and any Subsidiaries (as defined below) thereof (collectively, the “Partnership”), ROX Financial GP LLC, a Delaware limited liability company in its capacity as the general partner of the Partnership and each Series (the “General Partner”), and RPS Securities LLC, a Texas limited liability company (the “Service Provider”).

W I T N E S S E T H:

WHEREAS, the Partnership is engaged, in part, in the business of (a) raising capital in the equity and debt public and private markets for funding the acquisition of commercial real estate or, as the case may be, of interests in special purpose entities owning commercial real estate and (b) managing and disposing of such commercial real estate or interests (collectively, the “Business”);

WHEREAS, the Partnership is governed by its Second Amended and Restated Agreement of Limited Partnership of ROX Financial LP, dated July 16, 2021, between General Partner and ROX Financial Inc., as its organizational limited partner (“RFI”), as amended, restated and modified from time to time (the “Partnership Agreement”);

WHEREAS, Service Provider is a member of Financial Industry Regulatory Authority, registered as a broker-dealer with the Securities and Exchange Commission (the “SEC”) and shall be a registered investment adviser with the SEC and/or the State of Texas, as applicable, and will engage in the business of providing certain (a) asset management services, (b) services related to effecting and structuring securities transactions, and (c) other related advisory and expert services;

WHEREAS, General Partner, through deliberations and decisions of the board of managers of General Partner, provides administrative services to the Partnership; and

WHEREAS, the Partnership desires to retain Service Provider to provide the services described herein and Service Provider desires to accept such retention and perform such services, all on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the Partnership and Service Provider agree as follows:

Section 1. Term. This Agreement shall become effective on the Effective Date and shall remain in full force and effect with respect to a Series for an initial term of three (3) years from the date of the closing of the first public offering of securities associated with that Series (the “Series Closing Date”) and thereafter shall renew automatically with respect to that Series on each subsequent anniversary of the applicable Series Closing Date for a one-year period, unless terminated with respect to a Series earlier in accordance with Section 11 below or upon ninety (90) days’ prior Notice (as defined below) by either General Partner or Service Provider prior to the end of the initial term or any renewal term (collectively, the “Term”).

Section 2. Definitions. The following capitalized terms not defined in this Agreement shall have the meanings given to such terms in the Partnership Agreement: “Affiliate,” “Business Day,” “Closing Price,” “Shares”, “Outstanding,” “Person” and “Subsidiary.”

Section 3. Services Provided by Service Provider. Subject to any limitations contained in the Partnership Agreement and the other provisions of this Agreement, Service Provider shall provide advice to the Partnership regarding, and assist the Partnership in connection with negotiations related to, the Business of each Series, including as follows (the “Services”):

(a) the acquisition, management or disposition of interests in commercial real estate or, as the case may be, equity interests in special purpose entities owning commercial real estate;

(b) related third-party equity or debt financing;

(c) any public offering or private placement of Shares; and

(d) any other transaction, structuring or financing activities that may be requested by the Partnership and agreed to by Service Provider or suggested by Service Provider and accepted by the Partnership.

Section 4. Fees. In consideration of Service Provider’s provision of Services in accordance with the terms of this Agreement, General Partner shall cause the applicable Series to pay to Service Provider the following fees:

(a) with respect to any public offering or private placement of Shares of a Series (whether the consideration for such Shares is cash, property, services or other assets), a percentage of the net proceeds received by that Series from the closing of such public offering or private placement (with net proceeds meaning (i) in the case of any public offering or private placement for cash, the gross proceeds after deduction of the underwriters’ or placement agents’ discounts and commissions and (ii) in the case of any public offering or private placement for property, services or other assets, the gross fair market value of such property, services or other assets, (A) if the terms of the subject transaction were negotiated on an arms’ length basis with an unrelated third party, as determined by the terms of such transaction, or (B) if the terms of the subject transaction were not so negotiated, as reasonably determined in good faith by the board of managers of the General Partner (including a majority of independent members of the board of managers of the General Partner)), with payment, in either case, to be made simultaneously with any such closing (such percentage, the “Transaction Expenses”);

(b) with respect to any sale or other disposition to a third party, who is not an Affiliate of the Partnership or General Partner, of any property or asset of a Series, including (but not limited to) an equity interest owned by that Series in a Subsidiary, up to one percent (1.0%) of the net proceeds received by that Series from the closing of such sale or other disposition (with net proceeds meaning the gross proceeds after deduction of any applicable broker’s fee), with payment, in each case, to be made simultaneously with any such closing; (such percentage, the “Disposition Fee”) and

(c) subject to RFI being a registered investment advisor with either the SEC or the State of Texas, on an on-going calendar month basis, one twelfth (1/12) of a percentage of the Monthly Average Net Asset Value of a Series (such percentage, the “Management Fee”), where:

(i) the “Monthly Average Net Asset Value” of that Series shall be calculated by dividing the sum of the Daily Net Asset Values of that Series for that month by the number of Trading Days in that month;

(ii) the “Daily Net Asset Value” of that Series shall be calculated for each Trading Day by multiplying the Closing Price of a Share of that Series on that Trading Day by the number of Outstanding Shares of that Series at the time of such close; and

(iii) a “Trading Day” shall mean any day on which the national securities exchange on which Shares of that Series are traded is open for trading;

with payment, in each case, to be made within five (5) Business Days of the end of the relevant calendar month.

Section 5. Setting of Fees. The specified percentage of the Transaction Expenses, the Disposition Fee or the Management Fee, as applicable, with respect to a Series or transaction shall be determined by Service Provider in its sole discretion. Service Provider shall give Notice to the Partnership of the applicable percentage prior to the applicable closing or issuance, but in any case, on a timely basis to permit the Partnership to include disclosure thereof with respect to the applicable Series in any applicable registration statement, prospectus, offering document or definitive financing, sale or disposition agreement. Transaction Expenses is a one-time payment intended to solely pay for costs incurred by Service Provider and its affiliates related to the offering for each Series. The percentage set for Transaction Expenses is a capped amount, meaning that if the expenses incurred are in excess of that percentage, Service Provider and its affiliates are responsible for that excess. The Management Fee with respect to a Series can be reduced at any time by Service Provider in its sole discretion by Notice to the Partnership and, after the third anniversary of the Series Closing Date, can be increased with respect to that Series by Service Provider in its sole discretion at any time with at least 90 days prior notice to the Partnership. The Management Fee for a Series is intended to reimburse Service Provider for certain expenses incurred in connection with providing management services to the applicable Series and, over time, include a profit component. Any future adjustment to the Management fee for a Series by Service Provider may be made for any reason, including actual or anticipated changes to expenses or profits. The Partnership shall promptly disclose any change to the Management Fee for a Series in a current or periodic report and will give any other applicable notice thereof.

Section 6. Payment of Expenses. In connection with the payment of the fees set forth in Section 4 to Service Provider by a Series, Service Provider, on behalf of itself and its Affiliates, agrees to pay (and not be reimbursed for) all direct and indirect expenses in connection with its performance of the Services for that Series, the performance by General Partner or an Affiliate of General Partner of its duties on behalf of the Partnership and the existence, management and operations of the Partnership or General Partner other than expenses to be paid by the Partnership or a Series as set forth in Section 7.4 of the Partnership Agreement. Such direct and indirect expenses to be paid by Service Provider or its Affiliates on behalf of the Partnership include, but are not be limited to:

(a) accounting, legal, cash management, public relations, listing and registration fees payable to a national securities exchange or the Securities and Exchange Commission, investor relations, preparation of registration statements and periodic reporting and information technology expenses;

(b) any fixed fee franchise tax for the Partnership;

(c) except for the board of managers of General Partner, all compensation and benefit costs paid to any Person (including Affiliates of General Partner) to perform Services hereunder or any services or duties of General Partner or an Affiliate thereof, in any case, for the Partnership, a Series or any of their Subsidiaries;

(d) filing or other fees payable in connection with the offering, sale, registration or listing of any Shares, including fees payable to the Securities and Exchange Commission, any state securities regulatory agency, any national securities exchange and any rating agency; and

(e) transfer agent fees related to Shares and record maintenance expenses.

Section 7. Reimbursement by Service Provider. If the Partnership, any Series or any Subsidiary thereof pays for any expenses for which Service Provider is responsible, the fees payable to Service Provider pursuant to Section 4 above shall be reduced by any amounts paid by the Partnership, any Series or any Subsidiary thereof. In addition, if the fees payable to Service Provider pursuant to Section 4 above are insufficient to cover any such expenses paid by the Partnership, any Series or any such Subsidiary, Service Provider shall promptly reimburse the Partnership for any such payment after receipt of an invoice therefor.

Section 8. Standard of Performance. Throughout the Term, Service Provider shall perform its obligations under this Agreement: (a) in a competent, professional and good faith manner using, at a minimum, the ordinary degree of skill and care required for the applicable business, craft, industry, profession or trade; and (b) in accordance with the requirements of any agreements binding on the Partnership (including the Partnership Agreement), the applicable Series or any applicable Subsidiaries thereof, applicable laws and governmental requirements and the other terms and restrictions of this Agreement. Service Provider represents and warrants to the Partnership that it shall be a registered broker-dealer in accordance with the applicable rules and regulations of the Financial Industry Regulatory Authority and the Securities and Exchange Commission and a registered investment advisor in accordance with the applicable rules and regulations of the Securities and Exchange Commission or any applicable state to the extent required to enable Service Provider to be paid any fees pursuant to this Agreement. Service Provider shall give prompt Notice to the Partnership of any written notice from either of those regulatory authorities of any material adverse change to Service Provider’s registrations or material adverse action against Service Provider instituted by either of those regulatory authorities.

Section 9. Limitation of Service Provider’s Authority. The parties hereto acknowledge that all Services performed or to be performed by Service Provider for or on behalf of the Partnership or a Series as set forth herein are advisory in nature and only General Partner, in its capacity as the general partner of the Partnership or a Series on behalf of the Partnership, any Series or any Subsidiaries thereof, has the power to bind the Partnership, a Series or any Subsidiary thereof or waive any rights of the Partnership, any Series or any Subsidiary thereof.

Section 10. Indemnification. The parties hereto acknowledge that the Partnership Agreement governs the potential indemnification by the Partnership, on behalf of itself and each applicable Series, of Service Provider and its equity owners, employees and officers in connection with the provision of Services hereunder.

Section 11. Termination.

(a) This Agreement may be terminated with respect to a Series upon (i) the mutual consent of General Partner, on behalf of such Series in its capacity as the general partner of that Series, and Service Provider, or (ii) by the non-breaching party in the case of material breach of this Agreement by the General Partner or Service Provider, as applicable, with respect to that Series. The party seeking to terminate this Agreement pursuant to a material breach must give Notice of the alleged breach, and, except as set forth in paragraph b. below, the other party shall have 30 days from receipt of such Notice to cure the alleged breach or to take action which is mutually agreeable to the parties and which is reasonably calculated to cure the alleged breach within a reasonable period of time.

(b) General Partner or Service Provider may terminate this Agreement with respect to all Series immediately with Notice but without a cure period in the event of the following: (i) an involuntary case or proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced against the other party, and such case or proceeding shall not be dismissed in sixty (60) days; or a court or regulatory authority having jurisdiction over the other party shall enter an order or decree appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator, conservator, supervisor, rehabilitator (or similar official) of the other party, or for any substantial part of its respective property, or ordering the winding-up, supervision or liquidation of its respective affairs; (ii) the other party shall commence a voluntary case or proceeding under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, conservator, supervisor, rehabilitator (or other similar official) of the other party, or for any substantial part of its respective property, or shall make any general assignment for the benefit of creditors, or shall fail generally to pay its respective debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or (iii) General Partner shall no longer be the general partner of the Partnership.

(c) Upon termination of this Agreement with respect to a Series:

(i) Service Provider shall hand over or deliver to, or relinquish the custody of, in favor of the successor to Service Provider (or, if no such successor is yet appointed, in favor of General Partner), all property, records and logs maintained by Service Provider with respect to that Series reasonably necessary to perform Service Provider’s obligations hereunder with respect to the Services for that Series, including the originals thereof, other than as required to be retained by applicable law, in which case, Service Provider shall deliver copies thereof;

(ii) If requested by General Partner, in its sole discretion on behalf of the Partnership or any Series, Service Provider shall provide its reasonable assistance to the Partnership with respect to that Series after the termination of this Agreement for that Series, not to exceed 90 days (during which period Service Provider shall continue to be entitled to compensation as set forth in Section 3), to the Partnership and to the successor of Service Provider to transfer the management responsibilities concerning the Business of that Series to the successor of Service Provider (or, if no such successor is yet appointed, in favor of General Partner) to prevent, limit or mitigate any harm or disruption to the normal management administration of the Business of that Series; provided, however, that the applicable Series shall be required to pay to Service Provider any fees specified hereunder for any transaction with respect to that Series that was begun by Service Provider prior to such termination that closes within one year after such termination (unless such amount is otherwise taken into consideration with respect to the purchase of General Partner’s interest by a successor general partner in the Partnership pursuant to the terms of the Partnership Agreement);

(iii) Service Provider shall further use its reasonable efforts to transfer to the successor of Service Provider (or, if no such successor is yet appointed, in favor of General Partner), effective as of the date of termination of this Agreement, its rights as Service Provider for that Series under all contracts entered into in the performance of its obligations under this Agreement for that Series; and

(iv) Pending such transfer, and in relation to all other contracts relating to the management of the Business of that Series, Service Provider shall hold its rights and interests thereunder related to that Series in trust for and to the order of the successor of Service Provider hereunder.

(d) If this Agreement is terminated by General Partner with respect to a Series upon ninety (90) days’ prior Notice prior to the end of the initial term or any renewal term for that Series in accordance with Section 1, the applicable Series shall pay to Service Provider (in addition to any payment pursuant to Section 11(c)(ii)) a termination fee equal to the Management Fee paid to Service Provider related to that Series for the month prior to the termination date multiplied by twenty-four (24). For the avoidance of doubt, this provision does not apply to a termination of this Agreement due to a material breach as set forth in Section 11(a)(ii).

Section 12. Dispute. Each party shall have the right at any time, at its option and where legally available, to commence an action or proceeding in a court of competent jurisdiction, subject to Section 14, to seek and obtain a restraining order or injunction, but not monetary damages, whether special, consequential, incidental, indirect, punitive or exemplary damages, to enforce the confidentiality provisions set forth in Section 21. In no case shall Service Provider be held liable for any breach hereunder for an amount in excess of the fees paid to Service Provider hereunder. Neither party shall be liable for any: (a) punitive or exemplary damages; or (b) lost profits or consequential, special or indirect damages, except in the case of this clause (b) to the extent such lost profits or damages are (x) not based on any special circumstances of the indemnified party, and (y) the probable and reasonably foreseeable result of the event that gave rise thereto or the matter for which indemnification is sought hereunder, regardless, in either case, of the form of action through which such damages are sought, except in each of the cases of the foregoing clause (a) and clause (b), to the extent any such damages are included in any action by a third party against such indemnified party for which action such indemnified party is entitled to indemnification.

Section 13. Decisions by General Partner. General Partner agrees that any decisions or actions it takes in accordance with this Agreement will be approved by a majority of the independent members of its board of managers.

Section 14. Governing Law. This Agreement shall be governed exclusively by and construed according to the laws of the State of Delaware, without regard to its provisions concerning conflicts of laws. THE PARTIES (I) HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION OF THE DELAWARE COURT OF CHANCERY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, (II) AGREE NOT TO COMMENCE ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT EXCEPT IN THE DELAWARE COURT OF CHANCERY OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE, AND (III) HEREBY WAIVE, AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT.

Section 15. Further Assurances. The Partnership and Service Provider agree to execute and deliver such other documents and papers and to do such other acts and things as may be reasonably necessary more fully to effect the intent and purposes of this Agreement. Each party agrees to exercise its rights and perform its obligations hereunder in good faith.

Section 16. Waiver. No failure by either party to insist upon the strict performance of any term, covenant or condition of this Agreement, or to exercise any right or remedy upon breach of any provision hereof, and no acceptance of payment or performance during the continuation of any such breach, shall constitute a waiver of any term, covenant or condition herein or waiver of any subsequent breach or default in the performance of any terms, covenant, or condition herein.

Section 17. Severability. If any provision of this Agreement or its application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and/or unenforceable to any extent, the remainder of this Agreement or the application of such provision to such party or circumstances, other than those determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law. In the event a provision of this Agreement is found to be invalid or unenforceable, the parties will negotiate in good faith to agree on a lawful provision having as near the same economic effect as the unenforceable provision.

Section 18. Notice. Any notice required or permitted to be delivered hereunder (each, a “Notice”) must be given by electronic mail, addressed to the parties at the applicable electronic mail addresses set forth on the signature pages hereto or, in each case, to such other electronic mail address as either party may from time to time designate in writing. Notice shall be effective upon actual receipt if received during recipient’s normal business hours or at the beginning of the next regular business day of the recipient if received after the recipient’s normal business hours.

Section 19. Assignment. This Agreement may not be assigned by either party (including within the meaning of the Investment Advisers Act of 1940, as amended, to the extent the Service Provider is registered as an investment adviser) without the express written consent of the other party, which consent will not be unreasonably withheld or delayed.

Section 20. Delegation. Service Provider may delegate or subcontract any of its obligations and duties under this Agreement to others, provided that Service Provider shall continue to be responsible therefor.

Section 21. Confidential and Proprietary Information. Each party hereto acknowledges that, in the course of performing its obligations pursuant to this Agreement, each such party will be provided with and have access to confidential and proprietary information of the other party hereto, whether or not the information provided is designated as confidential or proprietary (collectively, the “Confidential Information”). Each party hereto agrees: (a) to treat such information as confidential; (b) to restrict the use of such information to matters relating to the performance of this Agreement; and (c) to restrict access to such information to such officers, directors, managers, employees, lenders and other advisors and each of their respective Affiliates, Subsidiaries and agents, whose access is necessary to the implementation of this Agreement. All copies of Confidential Information shall be returned by the receiving party to the disclosing party upon request, except pursuant to such receiving party’s ordinary course data retention policies and otherwise to the extent that such information is permitted to be retained pursuant to this Agreement; provided such information shall then continue to be treated as confidential as provided herein. The foregoing restrictions shall not apply to Confidential Information which: (i) is, or becomes, publicly known otherwise than through a wrongful act of a party hereto or their respective employees, or agents; (ii) is in possession of a party hereto or its employees, or agents prior to receipt from the disclosing party, provided that the person or persons providing the same have not had access to the information from the disclosing party; (iii) is furnished to others by the disclosing party without restrictions similar to those herein on the right of the receiving party to use or disclose; (iv) is approved in writing by the disclosing party for disclosure by a receiving party or its agents or employees to a third party; or (v) is independently generated and not derived from confidential information.

Section 22. Contractor. Service Provider is an independent contractor and nothing in this Agreement shall be construed as creating a partnership or other employment relationship between Service Provider and the Partnership. Except as specifically provided herein, Service Provider shall neither hold itself out as an agent or representative of the Partnership nor attempt to bind the Partnership or any Series.

Section 23. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements with respect thereto as of the Effective Date, and no alteration, modification or interpretation of this Agreement shall be binding unless in writing and signed by both parties.

Section 24. Captions. All headings or captions appearing herein are for convenience only, shall not be considered a part of this Agreement, for any purpose or as, in any way interpreting, construing, varying, altering, or modifying this Agreement or any of the provisions hereof.

Section 25. Business Continuity Plan. As required by the Financial Regulatory Industry Authority, Service Provider’s Business Continuity Plan Disclosure Statement is attached hereto as Exhibit A.

Section 26. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same agreement. Executed counterparts transmitted by telecopy or by electronic mail shall be binding on the parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the day and year first above written.

“PARTNERSHIP” ROX FINANCIAL LP		“SERVICE PROVIDER” RPS SECURITIES LLC

ROX FINANCIAL GP LLC, its general partner

By:	/s/ Anthony Moro	By:	/s/ David Ronn
Name:	Anthony Moro	Name:	David Ronn
Title:	President	Title:	Chief Executive Office

By:	/s/ Eyal Leibovitz	By:	/s/ Neil Verma
Name:	Eyal Leibovitz	Name:	Neil Verma
Title:	Chief Financial Officer	Title:	Chief Compliance Officer

Notice Address: E-mail: accountingnotice@roxfinancial.com		Notice Address: E-mail: notice@rpssecurities.com

“GENERAL PARTNER” ROX FINANCIAL GP LLC

By:	/s/ Anthony Moro
Name:	Anthony Moro
Title:	President

By:	/s/ Eyal Leibovitz
Name:	Eyal Leibovitz
Title:	Chief Financial Officer

Notice Address: E-mail: accountingnotice@roxfinancial.com

Signature Page to Services and Investment Management Agreement

EXHIBIT A

RPS Securities LLC Business Continuity Plan Disclosure Statement

RPS Securities LLC’s Business Continuity Planning

RPS Securities LLC has developed a Business Continuity Plan as to how we will respond to events that significantly disrupt our business. Since the timing and impact of disasters and disruptions is unpredictable, we will have to be flexible in responding to actual events as they occur. With that in mind, we are providing you with this information on our business continuity plan.

Contacting Us – If after a significant business disruption, you cannot contact us as you usually do at 713-240-5029 or david.ronn@rpssecurities.com, you should call our alternative number 832-563-3036 or neil.verma@rpssecurities.com.

Our Business Continuity Plan – We plan to quickly recover and resume business operations after a significant business disruption and respond by safeguarding our employees and property, making a financial and operational assessment, protecting the Firm’s books and records, and allowing our customers to transact business. In short, our business continuity plan is designed to permit our Firm to resume operations as quickly as possible, given the scope and severity of the significant business disruption.

Our business continuity plan addresses: data backup and recovery; all mission critical systems; financial and operational assessments; alternative communications with customers, employees, and regulators; alternate physical location of employees; critical supplier, contractor, bank and counter-party impact; and regulatory reporting; if we are unable to continue our business.

Varying Disruptions – Significant business disruptions can vary in their scope, such as only our Firm, a single building housing our Firm, the business district where our Firm is located, the city where we are located, or the whole region. Within each of these areas, the severity of the disruption can also vary from minimal to severe. In a disruption to only our Firm or a building housing our Firm, we will transfer our operations to a local site when needed and expect to recover and resume business within 24 hours. In a disruption affecting our business district, city, or region, we will transfer our operations to a site outside of the affected area, and recover and resume business within 3 business days. In either situation, we plan to continue in business, and notify you through our customer emergency number, 713-240-5029 or 832-563-3036 how to contact us. If the significant business disruption is so severe that it prevents us from remaining in business, we will assure our customer’s prompt access to their funds and securities.

For more information – If you have questions about our business continuity planning, you can contact us at 713-240-5029 or david.ronn@rpssecurities.com.

Exhibit A to Services and Investment Management Agreement